

Joan Mitchell
(b.1925–d.1992)



18 × 15 in

A different Mitchell exit ('22) delivered profit to 1400+ investors. Her market has since ascended, with multiple $20M+ auction sales in the past year. Past performance not indicative of future returns. See Investment Thesis for performance disclosures.

INVESTMENT THESIS

Initial Offering Price
$894,000

Offering Circular
sec.gov

Similar Sales | Record Price



$2.5m
$2.0m
$1.5m
$1.0m
$0.5m
$0.0m
83
88
93
98
03
08
13
18
23

Price Appreciation of Similar Works
11.9%

Sharpe Ratio (1994-2023)	watch video
Joan Mitchell	▲1.23
S&P 500	0.51

8% Progress

INVEST NOW



Joan Mitchell
(b.1925–d.1992)

Why we like this offering

1. The Artwork is a prime, small-scale example of Joan Mitchell's Abstract Expressionist paintings from the late 1950s, and the first to be offered on the Masterworks platform in over a year.
2. The Artwork was painted in 1959, an important year for the artist in which she decided to settle in France permanently.
3. Masterworks has previously exited a different Mitchell painting, realizing a 17.8% net annualized return to investors in the initial offering.
4. The predominantly green, red, ochre, white, and blue composition is a palette that Joan Mitchell reused in monumental works produced subsequently, such as *12 Hawks at 3 O'Clock* (1962) and *Noël* (1961/62).
5. Auction records for artworks similar in scale, style, and period are led by *Untitled* (c. 1956), which sold for $2,712,000 at Sotheby's in May 2022, followed by *Sans Titre* (1955), which sold for $1,272,084 at Christie's in June 2023, and *Untitled* (1960), which sold for $943,500 at Christie's in November 2016.
6. Christie's cataloging confirms that the Artwork was bought directly from the artist by Jacques Dubourg, a prominent French gallerist who held a solo exhibition of Joan Mitchell's work in 1962. The two had a brief but important working relationship until Dubourg retired and closed his gallery.

Past price appreciation is no guarantee of future results. Historical sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.

Previous exit not included in set of similar sales to Offering which comprise paintings by Joan Mitchell with the following criteria: Works on canvas from 1955 to 1963 that measure between 15 inches by 15 inches and 25 inches by 25 inches, excluding works with dark monochrome palette.

Masterworks has offered investments in over 400 works and realized illustrative annualized net returns of 17.6%, 17.8%, and 21.5% on works held longer than one year (not inclusive of unsold works which may be lower).

"Annualized net return" or "IRR" refers to the annualized internal rate of return net of all fees and expenses, calculated from the offering closing date to the date the sale is consummated. IRR may not be indicative of Masterworks paintings not yet sold and past performance is not indicative of future results. For additional information regarding the calculation of IRR for a particular investment in an artwork that has been sold, a reconciliation will be filed as an exhibit to Form 1-U and will be available on the SEC's website at www.sec.gov.

Artist Metrics

2023 Total Auction Sales	2023 Auction Lots Sold	All Time Record Price
$94,251,750	32	$25,000,000

Turnover by Year



69.5M
52.1M
34.7M
17.4M
11 12 13 14 15 16 17 18 19 20 21 22

Lots Auctioned



Sold
Unsold
40
30
20
10
11 12 13 14 15 16 17 18 19 20 21 22

Initial Offering Price	**$894,000**
Offering Circular	sec.gov/edgar

Painting





About Joan Mitchell

Joan Mitchell (b. 1925, Chicago - d. 1992, Paris) is remembered as one of the most pivotal figures of the second generation of American Abstract Expressionists. In 1955, Mitchell began to split her time between France and New York, and by 1959 she had decided to settle permanently in France and took up a studio in Paris. The nine years that followed proved to be some of the most prolific of her artistic career, and the masterpieces created during this period have been revered by curators and collectors alike.

INVEST NOW

JOAN MITCHELL

b. 1925 - d. 1992, FRANCE



$894,000
INITIAL OFFERING

11.9%
ANNUAL APPRECIATION OF SIMILAR WORKS[1,2]

1.23
SHARPE RATIO[3]

18.7%
RECORD PRICE APPRECIATION[4]

Acrylic on canvas | 18 × 15 in.

Joan Mitchell is a pivotal figure of the second generation of American Abstract Expressionists.

The Artwork is a prime, small-scale example of Joan Mitchell's Abstract Expressionist paintings from the late 1950s. The Artwork was painted in 1959, an important year for the artist in which she decided to settle in France permanently. Christie's cataloging confirms that the Artwork was bought directly from the artist by Jacques Dubourg, a prominent French gallerist who held a solo exhibition of Joan Mitchell's work in 1962. The two had a brief but important working relationship until Dubourg retired and closed his gallery. The predominantly green, red, ochre, white, and blue composition is a palette that Joan Mitchell reused in monumental works produced subsequently, such as 12 Hawks at 3 O'Clock (1962) and Noël (1961/62). The Artwork is a small-scale, vertically-oriented abstract canvas painting. While the lower half of the composition remains relatively flat with soft, wide brushstrokes of red and green paint, the top half features an energetic cluster of thick blue, ochre, white, green, and red brushstrokes, which blend together to create new shades of brown and red. Despite the purely abstract composition, the division suggests a horizon line and thus a natural landscape. Auction records for artworks similar in scale, style, and period are led by Untitled (c. 1956), which sold for $2,712,000 at Sotheby's New York on May 20, 2022, followed by Sans Titre (1955), which sold for $1,272,084 (€1,189,500) at Christie's Paris on June 7, 2023, and Untitled (1960), which sold for $943,500 at Christie's New York on November 16, 2016.

The Estate of Joan Mitchell is represented by David Zwirner. In 2021, the San Francisco MoMA and Baltimore Museum of Art co-organized a comprehensive retrospective featuring over eighty of the artist's works, which ran through August 2022. Mitchell received many awards during her lifetime: the Premio Lissone, Milan in 1961, Honorary Doctorates from The Western College, Oxford, Ohio, in 1971, the School of the Art Institute of Chicago in 1987, the inaugural Distinguished Artist Award for Lifetime Achievement from the College Art Association of America in 1988, the Award for Painting from the French Ministry of Culture in 1989, and Le Grand Prix des Arts (Peinture) of the City of Paris in 1991, among others. Her works are currently held in prestigious permanent collections around the world, including the Art Institute of Chicago, the Brooklyn Museum in New York, the Museum of Modern Art in New York, the Whitney Museum of American Art, the Metropolitan Museum of Art in New York, the Hammer Museum in Los Angeles, the Los Angeles County Museum of Art, the Hirshhorn Museum and Sculpture Garden in Washington, D.C., the National Gallery of Art in Washington, D.C., the Philadelphia Museum of Art, the Tate Modern in London, the Peggy Guggenheim Collection in Venice, the Centre Pompidou in Paris, the Fondation Louis Vuitton in Paris, the Leeum, Samsung Museum of Art in South Korea, and the Shizuoka Prefectural Museum of Art in Japan, among many others. Mitchell's commercial market reflects her robust institutional support and demand for her work grows every year. In 2023, she became the 12th most successful artist at auction worldwide with a turnover of 94 million dollars according to Artprice, the 2nd most successful female artist behind only Yayoi Kusama. Her auction records are led by Untitled (c.1959), which sold for $29,160,000 at Christie's New York on November 9, 2023, followed by Sunflowers (1990/91), which sold for $27,910,500 at Sotheby's New York on November 15, 2023, and Noon (1969), which sold for $22,615,400 at Sotheby's New York on May 13, 2024.

COLESCOTT'S AUCTION RECORDS ARE LED BY GEORGE WASHINGTON CARVER CROSSING THE DELAWARE: PAGE FROM AN AMERICAN HISTORY TEXTBOOK (1975), WHICH SOLD FOR $15,315,900 AT SOTHEBY'S NEW YORK ON MAY 12, 2021, FOLLOWED BY MISS LIBERTY (1980), WHICH SOLD FOR $4,500,375 AT BONHAMS IN LOS ANGELES ON FEBRUARY 17, 2023, AND EAT DEM TATERS (1975), WHICH SOLD FOR $3,922,000 AT CHRISTIE'S NEW YORK ON NOVEMBER 7, 2023.

AUCTION RESULTS FOR SIMILAR WORKS [1,2]


2712000
1272084
943500
825500
819000
756000
789383
751500
735000
515000
370000
468000
276000
236500
192000
144000
144144
114000
71700
51750
32275
24200
29700
28600
1/1/1990
1/1/2000
1/1/2010
1/1/2020
Implied Historical Growth

Joan Mitchell (b. 1925, Chicago, Illinois - d. 1992, Paris, France) is a pivotal figure of the second generation of American Abstract Expressionists. Mitchell attended Smith College and returned to Chicago to earn her Bachelor of Fine Arts from the School of the Art Institute of Chicago in 1947. While still in school, the artist traveled to Guanajuato, Mexico, where she met the muralists José Clemente Orozco and David Alfaro Siqueiros. After graduation, she received the James Nelson Raymond Traveling Fellowship from the School of the Art Institute, which led to a formative year-long stay in France, where her paintings became increasingly abstract. In 1949, she received her Master in Fine Arts from the School of the Art Institute of Chicago and then moved to New York City, where she immersed herself in the downtown arts scene as a member of the New York School. She was included in the famous 9th Street Exhibition of Paintings and Sculptures of 1951, which situated her at the forefront of Abstract Expressionism. Mitchell's paintings are characterized by their references to the natural world, specifically elements of water, trees, dogs, poetry, and music. The following year, she held her first solo exhibition in New York at the New Gallery. In the same decade, her works entered the permanent collections of the Whitney Museum of American Art, the Art Institute of Chicago, and the Museum of Modern Art, among other major institutions. In 1955, Mitchell began living between France and New York, and in 1959, she settled permanently in France. She leased a studio in Paris at 10 rue Frémicourt, and the following nine years proved to be some of the most prolific of her career. In 1968, Mitchell moved to Vétheuil, a commune northwest of Paris where Claude Monet once resided. Her early success led to a mid-career retrospective at the Whitney Museum in 1974. In 1988, she was also the subject of a nationwide touring retrospective, The Paintings of Joan Mitchell: Thirty-six Years of Natural Expressionism. Mitchell continued to paint until her passing in 1992 in Paris.







IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. The table and chart below capture the historical data for selected auctions sales transactions, which are similar to the Artwork. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Artwork by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Joan Mitchell with the following criteria: Works on canvas from 1955 to 1963 that measure between 15 inches by 15 inches and 25 inches by 25 inches, excluding works with dark monochrome palette. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Artwork, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth below is useful in determining the value of the Artwork and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table below, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 11.9% CAGR implied from selected sales occurring from November 4, 1987, to June 7, 2023

3. The risk-adjusted appreciation, otherwise known as "Sharpe Ratio", can be used to evaluate the total performance of an asset, portfolio, or in this case the artist's market, and indicates how well the artist's market has performed historically in comparison to the rate of return on a risk-free investment, such as U.S. government treasury bonds or bills. The market for Joan Mitchell has a risk-adjusted appreciation of 1.23. Risk-adjusted appreciation reflects (x) the average annualized artist market appreciation (depreciation) of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"), minus the risk-free rate of return. The risk-free rate of return is measured by the average annual risk-free rate at year end over the applicable time period, divided by (y) the volatility of the returns in an artist's market, as measured by the standard deviation of those returns. The applicable time period begins on the later of (a) the earliest purchase price date for the artist's first repeat sale and (b) December 31, 1989, the year end of the earliest year when other financial indices were available, and ends on the last sale date that the artist had a repeat sale. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and by third-party data sources. Volatility represents the variation in the historical returns or price appreciation (depreciation) of an asset class over a set period of time. Higher volatility generally means more risk, and lower volatility generally means less risk, although volatility should not be considered a proxy for risk. This risk-adjusted appreciation metric should be considered in connection with other performance metrics, including the estimated historical CAGR implied from selected comparable sales.

4. A "record price" reflects the highest hammer price (excluding auction house buyer's premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist's market momentum and growth rate. Artworks by Joan Mitchell have a record price compound annual growth rate ("CAGR") of 18.7% from May 9, 1984 to December 31, 2023. This calculation is based on (i) a record price of $28,000 on May 9, 1984, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $25,000,000, the most recent record price as of December 31, 2023, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.